EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Cellcom Israel Ltd.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Cellcom Israel Ltd. of our report dated March 15, 2015, with respect to the consolidated statements of financial position of Cellcom Israel Ltd. and subsidiaries, as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which report appears in the Annual Report on Form 20-F of Cellcom Israel Ltd. for the year ended December 31, 2014, which was filed with the Securities and Exchange Commission on March 16, 2015.

/s/ Somekh Chaikin

Somekh Chaikin

Certified Public Accountants (Isr.)

Member Firm of KMPG International

Tel Aviv, Israel

August 13, 2015